UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 9, 2006
Dana Corporation
(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Item 9.01. Financial Statements and Exhibits.
Signatures
EX-99.1 Final Order Establishing Procedures

Item 8.01. Other Events.
     On August 9, 2006, the United States Bankruptcy Court, Southern District of New York, which has jurisdiction over Dana’s bankruptcy case (In re Dana Corporation, et al., Case No. 06-10354 (BRL)), entered a “Final Order Establishing Procedures for Trading in Claims and Equity Securities” which is designed to protect Dana’s tax attributes, such as net operating loss carryovers. Under the order, holders or acquirors of 4.75% or more of Dana’s stock are subject to certain notice and consent procedures prior to acquiring or disposing of the stock, and holders of claims against Dana that would entitle them to more than 4.75% of the company’s stock under a confirmed plan of reorganization utilizing the tax benefits provided under Section 382(l)(5) of the Internal Revenue Code may be subject to a requirement to sell down the excess claims if necessary to implement such a plan of reorganization. A copy of the order is filed as Exhibit 99.1 to this report.
     On August 9, 2006, the Bankruptcy Court also entered an order directing the U.S. Trustee to appoint a committee of retirees of Dana and the other Debtors to serve as the authorized representative, under Section 1114 of the Bankruptcy Code, of persons receiving retiree benefits (as defined in therein) not covered by an active or expired collective bargaining agreement. The U.S. Trustee will solicit retirees to serve on the committee.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits. The following exhibit is filed with this report.

Number	Description
99.1	Final Order Establishing Procedures for Trading in Claims and Equity Securities, dated August 9, 2006

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Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)
Date: August 11, 2006	By:	/s/ Kenneth A. Hiltz
Kenneth A. Hiltz
Chief Financial Officer

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Exhibit Index

Number	Description
99.1	Final Order Establishing Procedures for Trading in Claims and Equity Securities, dated August 9, 2006

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